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                 UNION PACIFIC RESOURCES INITIATES $6.4 BILLION
                         UNSOLICITED OFFER FOR PENNZOIL

              Proposed Transaction Valued at $84 per Pennzoil Share

    Structured as a Two-Step Transaction, with Cash Tender Offer for 50.1% of Pennzoil Shares, Followed by Tax-Free Exchange of Shares for Remaining 49.9%

                  Merger Will Create "the Premier Independent
                Exploration and Production Company in the U.S."

            Combined Company will be "Driven By UPR's Proven Ability
                  to Drill and Develop Oil and Gas Properties,
                            Quickly and Efficiently"

         Pennzoil CEO First Proposed Merger with UPR in 1995, Has Since
          Rejected UPR's Repeated Overtures for Negotiated Transaction

Fort Worth, Texas, June 23, 1997 - Union Pacific Resources Group Inc. (NYSE:
UPR) today announced that it is offering to acquire, in a two-step cash and stock transaction, all of the outstanding shares of Pennzoil Company (NYSE: PZL) at a price valued at $84 per share. The proposed transaction represents a 41% premium over Pennzoil's closing price of $59.625 per share on June 20, 1997, a 56% premium over the closing price 30 days ago and a 56% premium above the average closing price for the past 12 months. The total value of the transaction, including the assumption of Pennzoil's debt, is approximately $6.4 billion.

"We believe that the merger of UPR and Pennzoil will create the premier independent exploration and production company in the U.S.," Jack L. Messman, Chairman and Chief Executive Officer of UPR, said today. "Driven by UPR's proven ability to drill and develop oil and gas properties quickly and efficiently, we are confident that UPR will create growth and value well beyond what Pennzoil can achieve on its own. The combined company will lead the industry by nearly every measure of performance, including drilling activity, production and cash flow."

Immediate Cash Value and an Investment in a Dynamic New Company
            - "The Business Logic of this Combination is Powerful" -

"The business logic of this combination is powerful, and we believe we will build shareholder value over both the near and long term," Mr. Messman added. Highlighting the terms of the two-step transaction and the compelling business logic of the merger, Mr. Messman said that:

o The first step of the transaction will deliver immediate value in cash - at a substantial premium - to Pennzoil shareholders who elect to tender shares.

o In the second-step merger, the remaining Pennzoil shareholders will receive UPR common stock with a current value of $84 per Pennzoil share.

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                                      -2-

o There will be immediate and ongoing accretion to UPR's cash flow per share, the primary measurement of value in the E&P industry, while there will be a near-term dilutive effect on earnings per share.

o The combined company will generate growth and value that surpass what Pennzoil by itself can achieve, for several reasons:

   - UPR's proven ability to apply drilling technology will increase - quickly and efficiently - the reserves and production from Pennzoil's properties.

   - The combined company will have a strong and balanced portfolio of oil and gas properties, including potentially high-impact international prospects, to which UPR's development expertise will be applied.

   - The combined company will have the financial strength to nearly double capital spending to drill and develop Pennzoil's properties, without reducing capital spending on UPR's properties. In addition, it will have the resources to pursue significant new E&P opportunities both domestically and internationally, as well as to fund the strategic growth of the downstream businesses.

   - Greater operating and administrative efficiencies will be achieved by increasing production and reducing per-unit costs.

                        Terms of the Two-Step Transaction

In the first step of the transaction, UPR is offering, through a subsidiary, to acquire 50.1% of Pennzoil's common shares in a cash tender offer that is commencing today. In the second step, Pennzoil and the UPR subsidiary will merge in a transaction in which each remaining Pennzoil share will be exchanged for a number of UPR shares, determined, within a pricing collar of $25 to $30, by dividing $84 by the average of the closing prices of UPR common stock for the twenty consecutive trading days ending five days prior to the meeting of Pennzoil shareholders called for the purpose of voting on the proposed merger. In the event that the UPR exchange ratio price is less than $25 or greater than $30, the exchange ratio will be fixed at 3.36 shares, or 2.80 shares, respectively. The exchange of shares is expected to be tax-free for Pennzoil shareholders.

Completion of the tender offer is subject to certain conditions, including: the tendering of a sufficient number of Pennzoil shares to give UPR majority ownership; the redemption or invalidation of Pennzoil's shareholder rights plan; Pennzoil Board approval of the transaction for the purposes of Section 203 of the Delaware code and Pennzoil's supermajority vote charter provision; receipt of all required regulatory approvals; and either the election of UPR designees as a majority of Pennzoil's Board or execution of a binding merger agreement. The merger is also subject to certain conditions, including approval by UPR and Pennzoil shareholders. The transaction is not conditioned upon financing and the cash tender offer will be financed by UPR with bank borrowings.

                      "These Two Companies Belong Together"

For more than four months, James L. Pate, Chairman and Chief Executive Officer of Pennzoil, has repeatedly rebuffed UPR's efforts to have any serious discussion about a possible transaction. Today, Mr. Messman sent a letter to Mr. Pate, stating:

"UPR will bring to the proposed combination its expertise in increasing production and reserves from oil and gas properties quickly and efficiently, its world class technical skills and the financial resources to capitalize on development opportunities in the large inventory of core properties of both companies.

"Pennzoil will bring to the transaction a substantial domestic production base, extensive opportunities for development and exploratory drilling and its own employees' talents. Importantly, UPR can readily apply its proven business model to Pennzoil's properties to increase their production and value. Further, Pennzoil's globally recognized brand name and downstream energy operations will complement UPR's large gas processing and marketing business. These two companies belong together."

            Pennzoil Chairman First Proposed Merger with UPR in 1995

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                                      -3-

Mr. Messman's letter emphasized that Mr. Pate in 1995 proposed a merger with UPR, when it was a subsidiary of Union Pacific Corporation. "You recognized the compelling business logic of a merger," Mr. Messman wrote, "when in 1995 you first suggested that our two companies merge . . . . We agree with your assertion that, `The combined entity would become the premier exploration and production company in the world.'"

Mr. Messman's letter also questioned Mr. Pate's current view, stated in a May 8, 1997 letter to Mr. Messman, that a merger somehow no longer made sense. "We do not understand," Mr. Messman wrote, "why you believed that two years ago, when Pennzoil faced particularly severe problems, it was in a better position than it is now to merge with UPR and form the premier independent E&P company. In fact, we believe that today the benefits from a combination would come even more quickly. If we join our two companies, with all of their complementary strengths, consider what we can accomplish together - the tremendous value we will build for our shareholders. You had a great idea in 1995, and it is still a great idea today."

            UPR Sought Friendly Transaction, Pennzoil Rejected UPR's
                       Repeated Efforts to Discuss Merger

Mr. Messman also emphasized that, in his recent efforts to communicate with Mr. Pate, UPR has repeatedly sought to open discussions for a negotiated, friendly transaction, only to be rejected by Pennzoil: "We have repeatedly attempted, over the past four months, to discuss with you a possible transaction that would lead to such a combination and at the same time provide Pennzoil shareholders a substantial premium over the current market price of their shares. However, in my continuing efforts to communicate with you since February, you have rejected every attempt to engage in constructive discussion of such a proposal. This refusal continued even after we sent a specific proposal to you on June 10th that would have provided Pennzoil shareholders a substantial premium. In your letter of June 20th, you and Pennzoil's Board of Directors rejected our proposal, still without any discussion with us.

"Your continued refusal to discuss the rationale or valuation of a transaction has left us with no choice but to present our offer directly to Pennzoil shareholders. While we are still prepared to discuss a friendly transaction, the UPR Board of Directors strongly supports pursuing a business combination now."

     UPR's Acquisition Price Exceeds Pennzoil's Own Strategic Value Targets

In his letter to Mr. Pate, Mr. Messman also stated that, "On March 4th of this year, you told me you felt that the value of Pennzoil stock could possibly reach $80-$100 per share over the course of the next four to five years, if Pennzoil's strategic plan is successfully implemented. As you see, the proposed transaction would not only offer Pennzoil shareholders a certain value today, which is substantially above the present value of your suggested range of projected future prices, it would also offer Pennzoil shareholders the opportunity to benefit from the growth of the combined company.

"In your letter of June 20th, you made the unusual statement that, `. . . the marketplace, like [Pennzoil] shareholders, does not fully appreciate the benefits already achieved, and still to be achieved, under [Pennzoil's] plan.' We are surprised that you would justify your refusal to consider our offer by questioning the judgment of Pennzoil shareholders and the marketplace.

"Frankly, we do not see how any existing or newly created long-range plan from you can compare favorably, or compete economically, with our proposal for Pennzoil. In my view, your repeated rejections of our efforts to initiate discussions regarding a merger have been a delaying tactic, providing time to allow you to try to develop yet another strategic plan. Over the past several years, such plans by Pennzoil have failed to deliver value. Based on past performance, Pennzoil shareholders could justifiably conclude that any new plan, and its projections, will be similarly unsuccessful and designed primarily to entrench the status quo at Pennzoil. Our proposal, on the other hand, will deliver substantial value today and in the future."

                     Summary of the Rationale for the Merger

Summarizing the rationale for the merger, Mr. Messman cited six key factors:

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                                      -4-

o UPR and Pennzoil will be the premier independent E&P company in the U.S., ranking first in nearly all measures of size and activity, including drilling, production and cash flow.

o UPR's proven ability in applied drilling technology will increase - quickly and efficiently - the reserves and production from Pennzoil's extensive portfolio. UPR is a world leader in horizontal drilling and the most active driller in the U.S., as well as a leader in 3-D seismic technology. UPR's ability to apply technology to exploit assets will enhance the value of Pennzoil's properties.

o UPR and Pennzoil share a complementary core E&P business, which combined will have a well-balanced, concentrated and sizable portfolio of opportunities in the Gulf of Mexico, onshore Gulf Coast, Austin Chalk, East Texas, South Texas, Permian Basin, Rocky Mountains and several high potential international plays. The combined production and reserve profiles would be geographically diverse with attractive growth potential.

o The financial strength of the combined company will ensure the ability to fund all of its promising current and future opportunities on a global scale. Royalties from UPR's fee ownership position in its 7.5 million acre Land Grant provide significant cash flow for its E&P opportunities. In fact, UPR expects to nearly double capital spending on Pennzoil's E&P properties to increase production and reserves.

o Together, the companies can achieve even greater operating and administrative efficiencies. The two companies' properties in East Texas and South Texas complement each other. The combined management and technical team will include some of the industry's best and most seasoned professionals. As a result, new operating efficiencies will be achieved by increasing production and reducing per-unit costs. At the same time, UPR stresses that growth opportunities are the reason for this merger.

o Non-E&P operations of both companies will benefit from the merger due to the increased financial strength to fund strategic growth of Pennzoil's Products and Franchise operations, and the value which Pennzoil's brand name recognition could have for UPR's marketing and processing businesses.

               "The Best Strategic Merger in the Energy Business"

"I believe that by working together, we have the opportunity to accomplish the best strategic merger in the energy business in recent history," Mr. Messman said in his letter to Mr. Pate. "Growth is the driving force behind this transaction, and clearly our proposal to build the combined company serves the interests of the shareholders of both UPR and Pennzoil.

"The merger also will create expanded opportunities for the employees of UPR and Pennzoil, who will work in a stimulating and rewarding environment. For the states and communities where UPR and Pennzoil operate - including Texas, where we will continue to maintain corporate offices in both Fort Worth and Houston - the combined company and its strong growth prospects will be a major asset. As I have previously stated, we are willing to consider having the name of the new company include, or be, Pennzoil.

"Together, UPR and Pennzoil will quickly forge a uniquely strong, dynamic company. We urge you and Pennzoil's Board of Directors to recognize the immediate and long-term value of this transaction for Pennzoil shareholders."

UPR is the nation's largest domestic independent oil and gas exploration and production company. Headquartered in Fort Worth, Texas, UPR has been the #1 domestic driller for the past five years.

This press release is not an offer to purchase shares of Pennzoil, nor is it an offer to sell any UPR common stock which may be issued in a merger involving Pennzoil and a subsidiary of UPR. The cash tender offer by a subsidiary of UPR to acquire 50.1% of Pennzoil's common shares will be made solely by the Offer to Purchase and the related Letter of Transmittal. Any issuance of UPR common stock in any merger involving Pennzoil and a subsidiary of UPR would have to be registered under the Securities Act of 1933, as amended, and such UPR common stock would be offered only by means of a prospectus complying with such Act.

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                                      -5-

This press release consists of forward-looking statements that involve risks and uncertainties, including statements regarding future drilling and development activities, anticipated capital expenditures, cash flows, operating and administrative efficiencies and other matters. Actual results may vary materially for the reasons detailed in UPR's SEC reports, including its reports on Form 10-K for the year ended December 31, 1996 and on Form 10-Q for the quarter ended March 31, 1997.


Media Contacts:                             Investor Relations Contact:

Walter Montgomery                           Michael Liebschwager
June 23 - 24 Only: 212-816-0370             June 23 - June 24 Only: 212-816-0371
Ongoing: 212-484-6721                       Ongoing: 817-877-6531

Pat Doyle
June 23 - June 24 Only: 212-816-0370
Ongoing: 817-877-6527
On the Internet: www.upr.com

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